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Exhibit 99.2

PACIFIC ENERGY GP, INC.
BALANCE SHEET
December 31, 2003
(in thousands)

ASSETS
CURRENT ASSETS
Cash	$1,247
Due from related parties	1,292

Total current assets	2,539
Investment in Pacific Energy Partners, L.P.	2,150

Total assets	$4,689

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$315
Accrued expenses	2,557

Total liabilities	2,872
STOCKHOLDER'S EQUITY
Common stock, 1,000 shares authorized, $0.01 par value, 100 shares issued	1
Additional paid-in capital	66,808
Accumulated other comprehensive loss	(150)
Retained earnings	(64,842)

Total stockholder's equity	1,817
Total liabilities and stockholder's equity	$4,689

See accompanying notes to balance sheet.

PACIFIC ENERGY GP, INC.
Notes to Balance Sheet
December 31, 2003

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The accompanying balance sheet as of December 31, 2003, includes the accounts of Pacific Energy GP, Inc. ("the Company"), an indirect wholly owned subsidiary of The Anschutz Corporation ("Anschutz"). The Company, a Delaware Corporation, is the general partner of Pacific Energy Partners, L.P. ("the Partnership") and owns a 2% interest in the Partnership as of December 31, 2003. The Company, as general partner of the Partnership, manages the Partnership's operations and activities on the Partnership's behalf. The Company does not receive a management fee or other compensation for its management of the Partnership. However, the Company is reimbursed for all expenses incurred on behalf of the Partnership (see Note 3—Related Party Transactions).

        The Partnership holds a 100% ownership interest in Pacific Energy Group LLC ("PEG"), whose 100% owned subsidiaries consist of: (i) Pacific Pipeline System LLC ("PPS"), owner of Line 2000 and the Line 63 system, (ii) Pacific Terminals LLC ("PT"), owner of the Pacific Terminals storage and distribution system, (iii) Pacific Marketing and Transportation LLC ("PMT"), owner of the PMT gathering and blending system, (iv) Rocky Mountain Pipeline System LLC ("RMPS"), owner of the Western Corridor system, the Salt Lake City Core system, and AREPI pipeline, and (v) Ranch Pipeline LLC ("RPL"), the owner of a 22.22% partnership interest in Frontier Pipeline Company ("Frontier"), a Wyoming general partnership. The Partnership's AREPI pipeline was, until January 1, 2004, owned by Anschutz Ranch East Pipeline LLC, which had been a 100% owned subsidiary of PEG until its statutory merger into RMPS on that date.

        The Partnership is engaged principally in the business of gathering, transporting, storing, and distributing crude oil and other dark products in California and the Rocky Mountain region. The Partnership generates revenue primarily by charging tariff rates for transporting crude oil on its pipelines and by leasing capacity in its storage facilities. The Partnership also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

  Management Estimates

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date. The actual results could differ significantly from those estimates.

  Investment

        The Company's investment in Pacific Energy Partners, L.P. is accounted for under the equity method. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize the investor's share of distributions and of net income or losses of the investee as they occur. Recognition of any such losses is generally limited to the extent of the investor's investment in, advances to, commitments and guarantees for the investee.

  Income Taxes

        No federal or state income taxes related to operations is included in the accompanying balance sheet. The Company is not a taxable entity as it is a Qualified Subchapter S Subsidiary of Anschutz. Thus, federal and state income taxes related to the Company's operations are included in the consolidated financial statements of Anschutz.

  Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for the measurement and classification of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective the first interim period beginning after June 15, 2003. The adoption of this standard did not have any impact on the Company's financial position or results of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). It requires that a liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability in the FASB's conceptual framework. SFAS No. 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier adoption encouraged. The adoption of this standard did not have any impact on the Company's financial position or results of operations.

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN46R). FIN46R requires companies to evaluate variable interest entities for specific characteristics to determine whether additional consolidation and disclosure requirements apply. The transition guidance requires the application of either FIN 46 or FIN 46R to all special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003 and immediately to all entities created after January 31, 2003. The adoption of FIN 46 and FIN 46R has not and is not expected to have a material impact on the Company's financial statement.

2.     INVESTMENT IN PACIFIC ENERGY PARTNERS, L.P.

        In connection with the initial public offering of Pacific Energy Partners, L.P., Anschutz, through the Company, conveyed to the Partnership its ownership interests in PEG. Anschutz made this conveyance in exchange for: (i) the continuation of its 2% general partner interest in the Partnership; (ii) incentive distribution rights (as defined in its partnership agreement); (iii) 1,865,000 common units; (iv) 10,465,000 subordinated units; and (v) $105.1 million from borrowings under PEG's term loan on closing of the initial public offering.

        On August 25, 2003, the Partnership issued and sold 5,000,000 common units in an underwritten public offering at a price of $24.66 per common unit before underwriting fees and offering expenses. In addition, the Partnership granted the underwriters an option to purchase up to an additional 750,000 common units to cover over-allotments, if any. The underwriters exercised a portion of the over-allotment option and purchased an additional 500,000 common units on August 29, 2003 and 112,000 common units on September 3, 2003 at the offering price of $24.66 per common unit. In conjunction with the offering, the Company made a contribution of approximately $2.0 million to the Partnership to maintain its 2% interest. Additionally, the Partnership redeemed 1,727,100 common units owned by the Company for $40.8 million, or $23.612 per common unit. Following redemption, the 1,727,100 redeemed common units were cancelled.

        In November 2003, the Company sold its remaining 187,900 common units for $3.7 million and transferred all of its ownership interest in the subordinated units to Anschutz. As of December 31, 2003, the Company holds only its 2% general partner interest in the Partnership.

        The Company's investment in the Partnership at December 31, 2003, is approximately $3.0 million. The summarized financial information of the Partnership at December 31, 2003, is presented below (in thousands):

Balance Sheet

Current assets	$68,796
Property and equipment, net	567,954
Investment in Frontier	6,886
Other assets	6,567

$650,203

Current liabilities	$49,991
Long-term debt	298,000
Other liabilities	7,145
Partners' capital	295,067

$650,203

3.     RELATED PARTY TRANSACTIONS

        The Company employs approximately 260 employees who directly support the Partnership's operations. The Company does not conduct any business other than with respect to the Partnership. All expenses incurred by the Company are charged to the Partnership. These expenses include the costs of employee, officer and director compensation and benefits, and other expenses necessary or appropriate to the conduct of the business of the Partnership.

        Related party balances at December 31, 2003 are as follows (in thousands):

Due from the Partnership	$580
Partnership's undistributed long-term incentive compensation	738
Due to Anschutz affiliates	(26)

Total due from related party	$1,292

4.     LONG-TERM INCENTIVE PLAN

        In July 2002, the Company, as general partner of the Partnership, adopted the Long-Term Incentive Plan (the "Plan") for employees and affiliates who perform services for the Partnership. The Plan consists of two components, a restricted unit plan and a unit option plan. The Plan currently permits the granting of an aggregate of 1,750,000 restricted units and unit options and is administered by the Compensation Committee of the Company, subject to approval by the Company's Board of Directors. The Company's Board of Directors in its discretion may terminate the Plan at any time with respect to any restricted units for which a grant has not yet been made. The Company's Board of Directors also reserves the right to alter or amend the Plan from time to time, including increasing the number of common units with respect to which awards may be granted; provided, however, that no change in any outstanding grant may be made which would materially impair the rights of the participant without the consent of such participant. As the restricted units vest, the Company has the option to acquire common units in the open market for delivery to the recipient, distribute newly issued common units from the Partnership, or pay the holder of the restricted units cash equal to the fair market value of the vested units on the vesting date. In all cases, the Company is reimbursed by the Partnership for such expenditures. The Company intends to acquire newly issued common units from the Partnership rather than pay cash as the restricted units vest, and the Partnership has so agreed, and as such, the Partnership accounts for the restricted unit plan as a fixed plan.

        In December 2002, the Company granted 381,250 restricted units to certain key employees which vest over varying periods ranging from approximately two to five years from the date of grant. In February 2003, April 2003, and October 2003, the Company granted 15,000, 9,000 and 10,000 restricted units, respectively, to certain key employees and outside directors of the Company, which vest over periods of approximately 3 to 5 years from the date of grant. Subject to certain exceptions, restricted units are subject to forfeiture if employment is terminated prior to vesting. The fair market values of the restricted units associated with these grants was $0.8 million for grants in 2003 and $7.5 million for grants in 2002.

        In December 2002, the Company granted 50,000 unit options. The unit options were granted with an exercise price equal to the fair market value at the date of grant. The outstanding unit options have 10 year terms and vest approximately two years from the date of grant. At December 31, 2003, there were 50,000 unit options outstanding.

        The per unit weighted average fair value of unit options granted in 2002 was $2.20 on the date of grant using the Black Scholes option-pricing model. At December 31, 2003, the weighted-average exercise price and remaining contractual life of outstanding options was $19.50 per unit and 8.7 years, respectively.

5.     EMPLOYEE BENEFIT PLAN

        The Company sponsors a defined contribution 401(k) plan whereby eligible employees may contribute up to 18% of their annual compensation to the plan, subject to certain defined limits. The Company matches employee contributions up to 6% to 12%, depending on years of service, of the employee's annual compensation. Total employer contribution to the plan for 2003 was $1.0 million. The Partnership reimburses the Company for its contributions.

6.     SUBSEQUENT EVENTS

        On January 21, 2004, the Partnership declared a cash distribution to the Company of $247,797 for the fourth quarter of 2003. The distribution, which was declared on January 21, 2004, was received on February 13, 2004.

QuickLinks

  Exhibit 99.2
PACIFIC ENERGY GP, INC. BALANCE SHEET December 31, 2003 (in thousands)
PACIFIC ENERGY GP, INC. Notes to Balance Sheet December 31, 2003